UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.    )

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Harley-Davidson, Inc.
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HARLEY — DAVIDSON®



HARLEY-DAVIDSON, INC.
SUPPLEMENTAL PROXY MATERIALS
2020 Annual Shareholders Meeting

CONTEXT

HARLEY DAVIDSON

- **The purpose of this presentation is to assure you have a solid understanding of our business and discuss items related to our proxy, including executive compensation**
- **Harley-Davidson takes a long-term view of our business - we are focused on delivering shareholder value and sustained profits**
- **We are in the process of rewiring our strategy in order to deliver a new 5-year plan**
- **Our shareholders were generally supportive of our 2019 say-on-pay proposal; however, some shareholders expressed concerns. We look forward to continuing the dialogue on our executive compensation program and appreciate the feedback you're willing to share**
- **We value input from our investors and would be happy to discuss other ESG and/or compensation topics in which you may have an interest**
- **We appreciate your continued investment in Harley-Davidson and what we believe will be a strong future**

This presentation may include forward-looking statements that are subject to risks that could cause actual results to be materially different. Those risks include, among others, matters we have noted in our latest earnings presentation and filings with the SEC. Harley-Davidson disclaims any obligation to update information in this presentation. Additional information and risk factors are included at the end of this presentation.

HARLEY — DAVIDSON®

OVERVIEW AND STRATEGY

Our Mission

More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul.

COVID-19 RESPONSE

(As stated on April 28th, 2020 on H-D's Q1 2020 earnings call)

HARLEY DAVIDSON

Prioritize Health and Safety

- **Precautions**
  - Global travel and visitor restrictions
  - Enhanced cleaning and sanitation – all sites
  - Museum closed, no April/May consumer events
  - Comprehensive return to workplace protocol
- **Complying with government efforts to manage virus spread**
  - Salaried employees working from home
  - Global mfg. temporarily suspended; gradual start-up underway
- **Participating in COVID-19 impact relief support efforts**
  - Harley-Davidson Foundation donation
  - *United We Will Ride* - Connecting H-D community with relief efforts

Preserve Cash

- **Reduced non-essential costs**
  - Hiring freeze for remainder of 2020
  - Salary/merit reductions
  - Aggressive cost management while continuing to invest in the future
  - Extending payments, where appropriate
- **Reduced capital investment**
- **Working to secure supply chain/parts availability for start-up**
- **Retimed annual model year change-over from August to early Q1 '21**
- **HDFS typically a source of cash with declining motorcycle sales**
- **Suspended discretionary share repurchases/Adjusted Q2 dividend**

Secure Additional Liquidity

- **$2.47 billion HDI liquidity as of the end of Q1**
- **Increased cash holdings to $1.47 billion; however, did not draw down bank credit facilities**
- **Amended $1.42 billion credit facilities on 4/1/2020 and extended $0.20 billion 364-day credit facility on 4/23/2020**
- **Remain committed to maintaining 12-months of liquidity**
- **Additional liquidity**
  - In discussions with two major U.S. banks to secure an additional $1.30 billion in liquidity
  - Planning to access the capital markets in the near term
- **Credit ratings at Baa2/BBB/A-**
  - Retain access to commercial paper markets
- **Compliant with all existing covenants**
  - Well within debt covenants (HDFS Debt/Equity 6.6 to 1)

Support Customers & Dealers

- **Assist dealers by providing support based on the unique needs and circumstances in each region**
  - Financial support for dealer inventory on Motorcycles
  - Credit extensions on financed demo & display bikes
  - P&A and General Merchandise (GM) credit expansion
  - Discounts on certain GM products
  - Warranty/training adjustments
- **Promote government sponsored help for dealer network**
- **Focus on customer needs**
  - Manage retail loan losses

COMMUNITY STRENGTH

HARLEY DAVIDSON

UNITED


WE WILL
RIDE


BLOOD DONATIONS
HELP MAP APPS
FOOD DRIVES
LIVEWIRE™ AUCTION

CONNECTING THE H-D COMMUNITY WITH COVID-19 RELIEF EFFORTS

- Helping riders made a difference in their communities - promoting opportunities and utilizing help apps to connect riders with relief efforts
- Auctioning a custom LiveWire™, proceeds to relief efforts

Rewire the company's priorities, execution and operating model, leading to a new 5-year strategic plan

THE REWIRE PLAYBOOK – *Key elements*

1. Enhance core strengths, better balance expansion into new spaces
2. Prioritize markets that matter
3. Reset product launches and product lineups for simplicity and maximum impact
4. Build P&A and GM businesses to full potential
5. Adjust organizational structure, operating model, and cost structure to reduce complexity and drive efficiency

HARLEY — DAVIDSON®

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION OVERVIEW

CURRENT PROGRAM DESIGN

HARLEY DAVIDSON

Compensation Element	Description
Base Salary	We set base salaries by starting with salary midpoints that are generally at the competitive market 50th percentile. We then adjust base salaries as appropriate and on a subjective basis by individual, generally within a range of plus or minus 20%, based upon individual performance, experience, job scope, impact, accomplishments against key initiatives, general business performance and economic conditions.
Short-Term Incentive Plan (STIP)	▪ STIP provides an opportunity to most of our approximately 6,000 employee (including our NEOs) to earn annual cash awards based upon company performance relative to specified performance measures. Net income must exceed threshold in order to earn any plan payout. ▪ The 2020 STIP has the following measures: – Consolidated Net income (Weighted 70%) – HDMC Asset Productivity (Weighted 15%) – HDFS Return on Assets (Weighted 15%)
Long-Term Incentive Plan (LTIP)	▪ We provide long-term incentive awards in the form of three-year cliff vesting performance shares (60%) and three-year pro-rata vesting restricted stock units (40%). ▪ We use this mix to create a substantial focus on achievement of the long-term success of the company by having a significant portion of the executive's compensation "at risk" such that executives will not receive value without performance and to directly tie the value they receive to financial performance. ▪ The 2020 LTIP - Performance Share Plan has the following measures: – HDI Cumulative Net Income (Weighted 40%) – HDMC Average Return on Invested Capital (Weighted 45%) – Strategic Milestones tied to net new rider growth (Weighted 15%) ▪ Full-Year Net Income must be above 90% of target to pay more than 100% on Strategic Milestones

EXECUTIVE COMPENSATION OVERVIEW

PROGRAM DESIGN REVIEW AND CHANGES

HARLEY DAVIDSON

We continuously assess and refine our executive compensation program. As such, we have already implemented certain changes for 2020 and are seeking shareholder input into the 2021 design of our executive compensation program.

2020 YTD Compensation Actions

- Reviewed and changed peer groups to eliminate high revenue outliers
  - Removed peers whose revenue was significantly different than Harley-Davidson (removed those more than 2.5 times our revenue)
- Added a strategic milestone measure to the LTIP tied to net new rider growth
  - Added a cap to the strategic milestone measure based on full-year net income performance
- Withheld base salary increases for leadership team 3 years in a row

Fall 2019 Shareholder Feedback for 2020

- Overall, feedback from fall outreach efforts was mostly positive with suggestions noted below
- Continue to align performance measures to accelerating the business strategy
- Better demonstrate connection between pay and performance in the CD&A
- Financial targets that are lower than prior year are a concern; upon discussion with shareholders they gained a better understand of the industry decline
- Shareholders prefer more performance shares and fewer Restricted Stock Units (RSUs) in the LTIP

We would like to hear your thoughts on corporate governance and compensation issues that are important to you

CEO TRANSITION

HARLEY — DAVIDSON

Jochen Zeitz was appointed the President and Chief Executive Officer of Harley-Davidson, effective as of May 6, 2020

- Jochen will continue to serve as Chairman of the Board
- Approved compensation is commensurate with Jochen's revised status as President and Chief Executive Officer rather than as Acting President and Chief Executive Officer, details include:
  - Annual base salary of $2,500,000 - forfeiting May & June salary as part of COVID-19 response
  - Eligible to receive a $1,500,000 bonus upon approval by the Board of Directors of strategic and financial plans at the September 2020 meeting of the Board, to be paid in February 2021
  - Received equity grant awards in the form of restricted stock units valued at $3,000,000 and $2,000,000, respectively, that will vest in a year
  - Will receive a one-time "Cash Award" in the gross amount of $1,000,000 to cover the overall financial impact of his relocation has to the U.S.
  - Starting in 2021, will be eligible to participate in the Harley-Davidson, Inc. STIP with a minimum $1,500,000 target and in the Harley-Davidson, Inc. LTIP with an initial equity award valued at $6,000,000
  - Eligible to participate in all benefit and retirement programs and perquisites generally provided at a level commensurate with his position
  - Covered by Harley-Davidson's Executive Severance Plan
  - Covered under a Transition Agreement similar to Harley-Davidson's Transition Agreements with other executives

H-D view on ISS' analysis:

- **Executive Pay Benchmarking**
  - We believe that the use of a range around the median is very common, which the consultant to the Human Resources Committee confirmed
  - We have maintained and disclosed our practice for years - ISS has not been critical of it in the past
- **2019 Performance Targets**
  - ISS was critical of setting 2019 annual incentive targets below actual 2018 performance without explaining the rationale
  - We believe we addressed this issue by referring several times to the challenges facing the U.S. motorcycle industry, which is in secular decline (-7.3% in 2017, -8.7% in 2018, and -4.1% in 2019)
    - H-D's 2019 net income was negatively impacted by a $74M expense increase due to recent EU and China tariffs
    - Incentive targets were lower due to a reasonable expectation of deteriorating financial performance in a declining industry
    - Concerns regarding industry challenges led to aggressive moves to increase long-term financial performance

H-D view on ISS' EVA analysis

- **We believe the peer group EVA comparison is mismatched as H-D's financial services subsidiary (HDFS) materially impacts the computation of EVA and related metrics**
  - Despite the material impact of HDFS on EVA, it was not taken into consideration by ISS when selecting the peer group
  - There was no attempt to adjust the analysis for the impact of HDFS
- **To provide a more accurate comparison of H-D to its peers, we believe one of the following actions needs to be taken:**
  - Select a new peer group that closely resembles a manufacturer with a finance subsidiary;
  - Disclosure should be made that H-D has a financing subsidiary which skews results versus the current peer group; or
  - Remove HDFS from the analysis

Separating out HDFS performance demonstrates its significant impact on EVA metrics

2019TFQ3	HDI	HDMC	HDFS
	as calculated by ISS	*recalculated by HDI*	
Recalc. % of HDI	*100.0%*	*50.7%*	*49.3%*
NOPAT	528	268	261
Recalc. % of HDI	*100.0%*	*23.2%*	*76.8%*
Average Capital	9,825	2,283	7,542
Cost of Capital	7.1%	7.1%	7.1%
Capital Charge	694	161	533
Recalc. % of HDI	*100.0%*	*85.8%*	*14.2%*
Sales	5,435	4,664	771
EVA	**(166)**	**107**	**(272)**
EVA Margin	**-3.0%**	**2.3%**	**-35.3%**
EVA Spread	**-1.7%**	**4.7%**	**-3.6%**

HARLEY DAVIDSON

Our Board unanimously recommends you vote "FOR"

- [x] **Item 1 To elect nine directors to the Board of Directors**
Our Board unanimously recommends that you vote "FOR" the election of each of its nine director nominees.

- [x] **Item 2 To approve, by advisory vote, the compensation of our named executive officers**
Our Board unanimously recommends that you vote "FOR" this proposal.

- [x] **Item 3 To approve an amendment to our Restated Articles of Incorporation to allow us to implement proxy access.**
Our Board unanimously recommends that you vote "FOR" this proposal.

- [x] **Item 4 To approve the Harley-Davidson, Inc. 2020 Incentive Stock Plan.**
Our Board unanimously recommends that you vote "FOR" this proposal.

- [x] **Item 5 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.**
Our Board unanimously recommends a vote "FOR" ratifying the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

HARLEY — DAVIDSON®

OTHER PROXY ITEMS AND 2019 SUSTAINABILITY REPORT

CORPORATE GOVERNANCE OVERVIEW

HARLEY DAVIDSON

Governance & Rights Favorable to Shareholders

Corporate Governance Summary	Shareholder Rights Summary
▪ Majority voting for directors with resignation policy and plurality carve out for contested elections	▪ 10% of shareholders can call a special meeting
▪ Director stock ownership requirement	▪ No material restriction on the right to call special meeting
▪ Board 89% independent	▪ Majority voting standard for M&A
▪ No directors on excessive number of boards	▪ No poison pill
▪ Annual election of all directors	▪ No dual-class stock
▪ Empowered Presiding Director role	▪ Proxy access subject to approval at 2020 shareholders meeting

See Governance Details *https://investor.harley-davidson.com/corporate-governance*
See Sustainability Details: *https://www.harley-davidson.com/us/en/about-us/sustainability.html*

BOARD OF DIRECTORS OVERVIEW

(As of April 9, 2020 - H-D's Proxy Filing Date)

HARLEY DAVIDSON

BIOGRAPHICAL INFORMATION, SKILLS AND, QUALIFICATIONS

Summary of 2020 Director Skills, Qualifications, and Experience

The Board believes that all current directors are highly qualified and have specific employment and leadership experiences, qualifications, and skills that qualify them for service on the Board, including significant experience leading business strategy. Our directors have diverse backgrounds, experience and board tenure, and possess many different and valuable skills and qualifications. This all supports the Board's responsibility to drive strategy, assess performance, and engage with and appropriately challenge management.

Below is a matrix and definition of the experience, skills and qualifications the Board has identified as important for determining whether each nominee should serve on the Board in light of the company's business and strategic direction. The matrix identifies the skills and qualifications that each director possesses.

SKILLS/QUALIFICATIONS*	Alstead	Anderson	Cave	Golston	Levinson	Linebarger	Niccol	Sylvester	Zeitz
Retail	•	•	•		•	•	•	•	•
Branding and Consumer Marketing	•	•			•		•		•
Engineered Product Development			•			•	•		
Finance/Accounting	•		•	•		•			•
International Business	•	•	•	•	•	•	•	•	•
Manufacturing/Operations Management	•	•	•		•	•	•	•	•
Public Company Leadership and Board Experience	•	•	•	•	•	•	•	•	•
Strategic Leadership	•	•	•	•	•	•	•	•	•
Technology/Digital	•				•		•	•	

BOARD OF DIRECTORS OVERVIEW

(As of April 9, 2020 - H-D's Proxy Filing Date)

HARLEY DAVIDSON

Director Nominees

	AGE	DIRECTOR SINCE	INDEPENDENT	OTHER PUBLIC DIRECTORSHIPS	BOARD COMMITTEES AFC	HRC	NCGC	SC
Troy Alstead Founder & CEO of Ocean5 Former COO & Former CFO of Starbucks Corp.	56	2017	x	Levi Strauss & Co.	CC		x	
R. John Anderson Retired Chief Executive Officer of Levi Strauss & Co.	69	2010	x		x		x	x
Michael J. Cave Retired Senior Vice President of The Boeing Company	59	2012	x	Aircastle Limited, Ball Corporation		CC	x	
Allan Golston President, United States Program for the Bill & Melinda Gates Foundation	53	2017	x	Stryker Corporation	x		x	
Sara L. Levinson Co-founder and Director, Katapult, Inc. Former President of NFL Properties, Inc.	69	1996	x	Macy's, Inc.		x	x	x
N. Thomas Linebarger *Presiding Director* Chairman and Chief Executive Officer, Cummins, Inc.	57	2008	x	Cummins, Inc.	x		CC	x
Brian R. Niccol Chairman and Chief Executive Officer, Chipotle, Inc.	46	2016	x	Chipotle, Inc.		x	x	x
Maryrose T. Sylvester President, Electrification, U.S. and U.S. Country Managing Director of ABB Group	54	2016	x			x	x	
Jochen Zeitz *Chairman of the Board* Acting President and Chief Executive Officer Harley-Davidson, Inc.	56	2007						CC

AFC: Audit and Finance Committee
HRC: Human Resources Committee
NCGC: Nominating and Corporate Governance Committee
SC: Brand and Sustainability Committee
CC: Member and Committee Chair
x: Member

H-D's 2019 Sustainability Report


2019 HARLEY-DAVIDSON
SUSTAINABILITY REPORT
UNITED BY TWO WHEELS

https://www.harley-davidson.com/us/en/about-us/sustainability.html

Driving toward a more sustainable future



Harley-Davidson is on a quest to build the next generation of riders globally. On that quest, we are committed to doing our part to preserve and renew the freedom to ride and to build a sustainable future for the company. Sustainability goes beyond the environment – it includes our commitment to governance and how we positively impact the communities and stakeholders we serve.

We understand that to attract the next generation of riders, we need to be clear about what we stand for. That includes our approach to environmental, social and governance (ESG) matters.

- We are taking actions to address climate change, and with this report, we are setting forth our Climate Change Statement and our commitment to renewable energy.
- We are focused on improving our employees' well-being, as well as the lives of people in the communities where we do business, through things like our industry-leading safety program, our Diversity & Inclusion initiatives, employee volunteering and the work of the Harley-Davidson Foundation.
- In addition, ensuring that Harley-Davidson is a well-run company is important to our ongoing success, and effective governance and accountability is non-negotiable.

We appreciate your interest in and support of Harley-Davidson's commitment to ensuring a sustainable future for all.

-Jochen Zeitz
Chairman and President and Chief Executive Officer, Harley-Davidson, Inc.

SUSTAINABILITY REPORT HIGHLIGHTS

HARLEY — DAVIDSON

Harley-Davidson's sustainability vision is to "Preserve and Renew the Freedom to Ride."

2019 KEY HIGHLIGHTS

FUEL ECONOMY 44.2 MPG FLEET AVERAGE (FLAT TO 2018)	**SCOPE 1 & 2 EMISSIONS** 15.8% REDUCTION VS 2018 (34.0% VS 2014)	**ENERGY CONSUMPTION** 14.0% DECREASE VS 2018 (ENTERPRISE-WIDE)
ALL FACILITIES ENERGY INTENSITY 11.26 MMBTU/BIKE (4.5% IMPROVEMENT VS 2018)	**ALL MFG ENERGY INTENSITY** 9.60 MMBTU/BIKE (8.5% IMPROVEMENT VS 2018)	**US MFG ENERGY INTENSITY** 9.41 MMBTU/BIKE (4.5% IMPROVEMENT VS 2018)
ALL FACILITIES WASTE TO LANDFILL 6.9% (1 PPT IMPROVEMENT VS 2018)	**ALL MFG WASTE TO LANDFILL** 4.6% (1 PPT IMPROVEMENT VS 2018)	**US MFG WASTE TO LANDFILL** 3.9% (1.5 PPT IMPROVEMENT VS 2018)
FOUNDATION GRANTS $2.96M	**EMPLOYEE VOLUNTEERING** 6,328 hrs (58% IMPROVEMENT VS 2018)	**RECORDABLE RATE** 0.6 (INDUSTRY LEADING PERFORMANCE)

FORWARD-LOOKING STATEMENTS

HARLEY DAVIDSON

Cautionary Note Regarding Forward-Looking Statements

This proxy supplement contains "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," "may," "will," "estimates," "is on-track" or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this proxy supplement. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this proxy supplement are only made as of the date of this proxy supplement, and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic; (ii) adverse economic, political or market conditions in the U.S. and international markets and other factors such as natural disasters; and (iii) the Company's ability to: (A) execute its business plans and strategies, and strengthen its existing business while enabling long-term growth; (B) manage and predict the impact that new or adjusted tariffs may have on the company's ability to sell products internationally, and the cost of raw materials and components; (C) execute its strategy of growing ridership, globally; (D) successfully carry out its global manufacturing and assembly operations; (E) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests; (F) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (G) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (H) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns; (I) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (J) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (K) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (L) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (M) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (N) reduce other costs to offset costs of product development initiatives and redirect capital without adversely affecting its existing business; (O) balance production volumes for its new motorcycles with consumer demand; (P) manage risks that arise through expanding international manufacturing, operations and sales; (Q) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (R) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and the company's ASEAN countries that does not subject its motorcycles to incremental tariffs; (S) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (T) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (U) retain and attract talented employees; (V) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (W) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services Inc.'s (HDFS) loan portfolio; (X) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (Y) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Z) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (AA) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (BB) manage its exposure to product liability claims and commercial or contractual disputes; (CC) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (DD) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; and (EE) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company's complex global supply chain.

The company's operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the SEC. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.